Exhibit 99.1

Zynex Announces Proposed $50 Million Offering of Convertible Senior Notes

ENGLEWOOD, Colo., May 3, 2023 /PRNewswire/ -- Zynex, Inc. ("Zynex") (Nasdaq: ZYXI), today announced its intent to offer, subject to market conditions and other factors, $50 million aggregate principal amount of its convertible senior notes due 2026 (the "Notes") in a private offering (the "Notes Offering") to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Zynex also intends to grant the initial purchaser of the Notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $7.5 million aggregate principal amount of Notes.

The Notes will be general unsecured obligations of Zynex and will accrue interest payable semiannually in arrears. Upon conversion, Zynex will pay or deliver, as the case may be, cash, shares of Zynex's common stock or a combination of cash and shares of Zynex's common stock, at its election. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the Notes Offering.

Concurrently with the Notes Offering, Thomas Sandgaard, the Chief Executive Officer of Zynex, is offering 2,000,000 shares of Zynex's common stock in an underwritten public offering (the "Secondary Offering"). Mr. Sandgaard also intends to grant the underwriter a 30-day option to purchase up to an additional 300,000 shares of Zynex's common stock. Zynex will not receive any of the proceeds from the Secondary Offering and Zynex will bear the costs associated with the Secondary Offering, except for underwriting discounts and commissions. The Notes Offering is not contingent upon the Secondary Offering and the Secondary Offering is not contingent upon the Notes Offering.

Zynex expects to use approximately $9.3 million of the net proceeds from the Notes Offering to repay outstanding borrowings under its $16.0 million term loan. Zynex intends to use the remainder of the net proceeds for working capital, and for other general corporate purposes.  Zynex may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. However, Zynex does not have agreements or commitments with respect to any such acquisition or strategic investment at this time.

The Notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Notes and shares of Zynex's common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. Zynex makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain Conformité Européenne marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, as well as our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About Zynex

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals.

Contact: Zynex, Inc. (800) 495-6670
Investor Relations Contact:
Gilmartin Group
Investor Relations Counsel